Exhibit 10.18

EXECUTION COPY

PURCHASE AGREEMENT

by and among

DRAWBRIDGE IROKO HOLDINGS LLC,

PHOENIX IP VENTURES LLC,

and

PHOENIX IP VENTURES-I, LP, as Sellers,

IROKO HOLDINGS LLC

and

BROX ACQUISITION CO., as Buyer

Dated as of August 10, 2010

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1	Purchase and Sale of Membership Interests	12
Section 2.2	Closing	12
Section 2.3	Escrow Amounts	13
Section 2.4	Purchase Price Adjustment	14
Section 2.5	Royalty and Milestone Payments	16
Section 2.6	Certain Excluded Liabilities	18

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of Sellers	18
Section 3.2	Representations and Warranties of the Company	20
Section 3.3	Representations and Warranties of Buyer	30
Section 3.4	No Other Representations or Warranties	32

ARTICLE IV
COVENANTS

Section 4.1	Publicity	32
Section 4.2	Confidentiality	32
Section 4.3	Access to Information; Tax Matters	33
Section 4.4	Filings and Authorizations	34
Section 4.5	Insurance	35
Section 4.6	Use of Certain Marks	35
Section 4.7	Release	35
Section 4.8	Employee Matters	36

ARTICLE V
SURVIVAL; INDEMNIFICATION

Section 5.1	Survival	37
Section 5.2	Obligations of Sellers	38
Section 5.3	Obligations of Buyer	39
Section 5.4	Indemnification Procedures	39

Escrow Agreement	Exhibit A
Transition Services Agreement	Exhibit B

INDEX OF DEFINED TERMS
Action	1
Affiliate	1
Aggregate Payments	1
Agreement	2
AK	1
Asserted Liability	2, 39
Balance Sheet	2
Balance Sheet Date	2
Basket	2, 38
Benefit Plan	2
Business Day	2
Buyer	1, 2
Buyer Indemnified Party	2, 38
Cap	39
Cardio	2
Cardio Employees	2, 36
Claim Notice	2, 39
Closing	2, 12
Closing Balance Sheet Principles	2
Closing Consideration	2, 12
Closing Date	2, 12
Code	2
Company	1, 2
Company Contracts	3, 23
Company Intellectual Property	3
Company Products	3
Confidentiality Agreement	3
Continuing Employee	3, 36
Contract	3
Copyrights	3
Current Assets	3
Current Liabilities	3
Disclosure Letter	3
Dispute Notice	3, 14
Drawbridge	1, 3
Encumbrance	3
Environmental Action	4
Environmental Law	4
Environmental Permit	4
ERISA	4
Escrow Agent	4, 13
Escrow Agreement	4
Escrow Amount	4, 13
Escrow Fund	4, 13
Estimated Closing Adjustment	5, 14

Estimated Net Working Capital	5, 14
Excluded Liabilities	5
Final Closing Balance Sheet	5, 15
Final Net Working Capital	5, 15
Final Working Capital Adjustment	5, 15
Financial Statements	5
GAAP	5
Governmental Entity	5
Governmental Filings	5, 19
Hazardous Substances	5
iCeutica License	6
Indebtedness	6
Indemnified Party	6, 39
Indemnifying Party	6, 39
Independent Accounting Firm	6
Infringement Claim	6
Initial Purchase Price	6, 12
Intellectual Property	6
Inventories	6
Inventory	6
Iroko	35
Iroko Marks	6, 35
Know-How	6
Knowledge of the Sellers	7
Law	7
Leased Real Property	7, 22
Letter Agreement	7
LIBOR Rate	7
LLC Agreement	7, 13
Losses	7, 38
Material Adverse Effect	7
Membership Interests	1, 8
Net Sales	8
Net Working Capital	8
Notice Period	8, 39
Patents	8
Percentage Interest	13
Percentage Interests	8
Permits	8, 24
Permitted Encumbrance	8
Person	9
PIPV	1, 9
PIPV-I	1, 9
Policies	9, 29
Preliminary Closing Balance Sheet	9, 14

v

Preliminary Net Working Capital	9, 14
Preliminary NWC Statement	9, 14
Products	9
Purchase Price	9, 15
Reference Net Working Capital	9
Regulatory Approvals	9
Regulatory Authority	9
Release	9
Representatives	10
Royalty and Milestone Dispute Notice	10, 16
Royalty and Milestone Notice	10, 16
Royalty and Milestone Payment Accountant	10, 17
Royalty and Milestone Payments	10, 16
Sales	10

Seller Indemnified Party	10, 39
Sellers	1, 10
Site	10
Skadden	10
Solvent	10
Sublicense	11
Sublicense Revenues	11, 16
Subsidiary	11
Survival Expiration Date	11, 37
Tax	11
Tax Return	11
Trade Secrets	11
Trademarks	11
Transfer Taxes	11
Transition Services Agreement	11

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 10th day of August, 2010, by and among Drawbridge Iroko Holdings LLC (“Drawbridge”), Phoenix IP Ventures-I, LP (“PIPV-I”) and Phoenix IP Ventures LLC (“PIPV” and together with PIPV-I and Drawbridge, “Sellers”), Iroko Holdings LLC, a Delaware limited liability company (the “Company”), and Brox Acquisition Co., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers collectively own membership interests in the Company representing 100% of the percentage interest in the Company, excluding any options or other equity interests of the Company payable to the management of the Company (the “Membership Interests”); and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Membership Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“AK” means Andrews Kurth LLP.

“Action” means any action, claim, charge, complaint, investigation, petition, suit, or arbitration, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, Cardio shall not be deemed to be an Affiliate of the Company.

“Aggregate Payments” means all payments (whether in cash, securities or other consideration) received by the Company or its Affiliates with respect to the Products.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Asserted Liability” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet” means the unaudited combined balance sheet of the Company and its Subsidiaries as of December 31, 2009 included in the Financial Statements.

“Balance Sheet Date” means December 31, 2009.

“Basket” shall have the meaning set forth in Section 5.2(b).

“Benefit Plan” means any (a) “employee benefit plan” as defined in ERISA Section 3(3) (whether or not subject to ERISA), or (b) stock purchase, stock option, equity compensation, severance pay, employment, compensation, change in control, vacation pay, fringe benefit, cafeteria, disability, company awards, salary continuation, sick leave, leave of absence, excess benefit, profit sharing, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, and whether for the benefit of a single individual or more than one individual.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 5.2(a).

“Cap” shall have the meaning set forth in Section 5.2(b).

“Cardio” means Iroko Cardio LLC.

“Cardio Employees” shall have the meaning set forth in Section 4.8(b).

“Claim Notice” shall have the meaning set forth in Section 5.4(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Balance Sheet Principles” means the accounting principles, procedures, policies and methods which are in conformity with GAAP that were employed in preparing the Balance Sheet.

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.2(k)(i).

“Company Intellectual Property” means the Intellectual Property owned or licensed by the Company or its Subsidiaries.

“Company Products” means any product containing the chemical compound methyldopa, indomethacin or vancomycin in all formulations and dosage strengths.

“Confidentiality Agreement” means the Confidential and Non-Disclosure Agreement, dated as of February 12, 2010, by and between Kew Capital LLP, a UK partnership and an Affiliate of Buyer, and Phoenix IP Ventures-III, LLC a Delaware limited liability company and an Affiliate of PIPV.

“Contract” means any written or oral contract, agreement, instrument, order, license, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, supply agreements, distribution agreements, service agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, collective bargaining agreements, options or warrants.

“Copyrights” means (a) all copyrights (including all registrations and applications to register the same, and all material unregistered copyrights), (b) rights to material databases of any kind under the applicable Laws of any jurisdiction, (c) all extensions and renewals of any of the foregoing, and (d) moral rights.

“Continuing Employee” shall have the meaning set forth in Section 4.8(a).

“Current Assets,” with respect to the Company and its Subsidiaries, means, as of the applicable date, current assets as set forth on the consolidated balance sheet of the Company.

“Current Liabilities,” with respect to the Company and its Subsidiaries, means, as of the applicable date, current liabilities as set forth on the consolidated balance sheet of the Company, excluding the Excluded Liabilities.

“Disclosure Letter” shall mean the disclosure letter of Sellers referred to in, and delivered to Buyer pursuant to, this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.4(d).

“Drawbridge” shall have the meaning set forth in the first paragraph of this Agreement.

“Encumbrance” means any lien, encumbrance, security interest, option, pledge, right of first refusal, mortgage, deed of trust, easement, covenant, reservation, lease, license, occupancy right, conditional sale, prior assignment or other encumbrance, encroachment, claim or charge of any nature.

“Environmental Action” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, requests for information, or proceedings, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Entity, private person or citizens’ group) based upon, alleging, asserting or claiming any actual or potential (a) violation of or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release or threatened Release of, or any exposure of any Person to any Hazardous Substances at any location, including any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment or disposal.

“Environmental Law” means any and all civil and criminal Laws, decrees, injunctions or agreements with any Governmental Entity, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of, or exposure of any Person to, Hazardous Substances, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Material Transportation Act 49 U.S.C.§ 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.3.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit A to be entered into as of the date of this Agreement by and among Buyer, Sellers and the Escrow Agent and further described in Section 2.3.

“Escrow Amount” shall have the meaning set forth in Section 2.3.

“Escrow Fund” shall have the meaning set forth in Section 2.3.

“Estimated Closing Adjustment” shall have the meaning set forth in Section 2.4(b).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Excluded Liabilities” means (a) any liabilities or obligations arising out of the employment of the Cardio Employees by the Company or any of its Subsidiaries prior to or within fourteen (14) days after the Closing (other than any unpaid salary compensation accrued by the Cardio Employees for the period immediately prior to the Closing) and (b) any amounts payable to PIPV under the Sourcing and Management Agreement, dated March 15, 2007, as amended on January 29, 2008, among the Company, Seller and PIPV.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.4(f).

“Final Net Working Capital” shall have the meaning set forth in Section 2.4(f).

“Final Working Capital Adjustment” shall have the meaning set forth in Section 2.4(g).

“Financial Statements” means, collectively, (i) the audited combined balance sheet and statements of income and cash flows of the Company and its Subsidiaries as of December 31, 2008 and (ii) the unaudited combined balance sheet and unaudited combined statements of income and cash flows of the Company and its Subsidiaries as of December 31, 2009, including, in each case, any notes thereto.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with the Closing Balance Sheet Principles.

“Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.1(d).

“Hazardous Substances” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by products, radioactive materials, asbestos or asbestos containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration (a) which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, or “contaminants” or words of similar import under any Environmental Law, or (b) which are otherwise regulated under or for which liability can be imposed under Environmental Law.

“iCeutica License” means the Nano-Reformulated Compound License and Option Agreement, dated June 19, 2007, among iCeutica, Inc., its wholly-owned subsidiary iCeutica Pty Ltd, and Iroko Pharmaceuticals, LLC.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, as obligor or guarantor; (iv) any obligations evidenced by bonds, debentures, notes or other similar instruments; (v) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; and (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities.

“Indemnified Party” shall have the meaning set forth in Section 5.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Independent Accounting Firm” means a mutually acceptable internationally recognized firm of independent certified public accountants.

“Infringement Claim” means an action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, or similar event, occurrence, or proceeding by which a Patent for any of the Products may be enforced against an infringer thereof.

“Initial Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Intellectual Property” means all Trademarks, Patents, Copyrights, Know-How, software, or other intellectual property, and all forms of legal rights and protections that may be obtained for, or may pertain to, any of the foregoing in any country of the world, arising under statutory or common Law, Contract, or otherwise, and whether or not perfected, whether arising under statutory or common Law in any jurisdiction, to the extent recognized under the laws of such jurisdiction.

“Inventory” or “Inventories” mean all of the Company’s inventories of work-in-process, API and finished Product as of the Closing Date, whether in the possession of the Company or in the possession of or in transit to any distribution center (and which have not been invoiced), in each case compliant with the requirements set forth in the applicable distribution agreement relating to such Inventory.

“Iroko Marks” shall have the meaning set forth in Section 4.6.

“Know-How” means all technical, scientific and other know-how and information, Trade Secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, apparatuses, specifications, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data), results or other material, including high throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, assays or any other biological methodology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques (whether or not confidential, proprietary, patented or patentable) in written or electronic form.

“Knowledge of the Sellers” means the actual knowledge of the persons set forth in Section 1.1(a) of the Disclosure Letter. For the purposes of this Agreement, an individual will be deemed to have “actual knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or such individual should have actually had such knowledge after inquiry of the persons set forth in Section 1.1(b) of the Disclosure Letter.

“Law” means any statute, law (including common law), code, rule, regulation, order, ordinance, constitution, treaty, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.2(i).

“Letter Agreement” shall mean the letter agreement between Phoenix IP Ventures-III, LLC and Drawbridge dated as of March 16, 2010.

“LIBOR Rate” means the rate per annum appearing on Page LIBOR01 of Reuters (or on any successor or substitute page thereof) at close of business, London time, on the Closing Date or, for the purposes of Section 2.4(i), on the date of the applicable payment made pursuant to such Section, as the rate for dollar deposits with a one month maturity and in amounts comparable to the Initial Purchase Price. If such rate is not available at such time for any reason, then the LIBOR Rate shall be the rate at which dollar deposits equal to the Initial Purchase Price and for a one month maturity are offered to major banks in the London interbank market at close of business, London time, on the Closing Date.

“LLC Agreement” shall have the meaning set forth in Section 2.2(d).

“Losses” shall have the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means any change or event that has a material adverse effect on the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the markets or geographical areas in which the Company or any of its Subsidiaries operate; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market in which the Company or any of its Subsidiaries operate) or changes in currency exchange rates or currency fluctuations; (iii) any conditions generally affecting the industry in which the Company and its Subsidiaries operate; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or in GAAP or interpretations thereof; (vi) the failure, in and of itself, of the Company to meet any internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics (it being understood the underlying reasons or causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect, except as otherwise provided herein); (vii) any item or items set forth in the Disclosure Letter: (viii) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated by this Agreement, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Company’s business; or (ix) any change or event resulting from or arising out of any actions or failures to act by Buyer in respect of its transactions with the Company.

“Membership Interests” shall have the meaning set forth in the recitals of this Agreement.

“Net Sales” means the amount of Sales of the Products for a specified period less reasonable and customary deductions for the following amounts (to the extent not already deducted in calculating Sales) with respect to the Products, all determined in accordance with the Company’s established internal accounting practices consistently applied: (a) payments made or credits allowed for promotional purposes; (b) customary allowances, rebates and trade, quantity, or cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken; (c) amounts repaid for returns or rejections; and (d) to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of the Product, paid by or on behalf of Company or its Affiliates. Net Sales will be determined on a GAAP basis and reported in U.S. dollars.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Notice Period” shall have the meaning set forth in Section 5.4(a).

“Patents” means (a) all U.S. and foreign patents, (b) all U.S. and foreign patent applications, including provisional applications, substitute applications, inventor’s certificates, divisions, continuations, continuations-in-part, renewals, and all patents granted thereon and (c) all patents-of-addition, reissues, reexaminations and extensions or restorations, including supplementary protection certificates or the equivalent thereof.

“Percentage Interests” shall have the meaning set forth in Section 2.2(c)(i).

“Permits” shall have the meaning set forth in Section 3.2(l)(iii).

“Permitted Encumbrance” means (i) mechanics’, carriers’, workers’, repairers’, materialmens’, warehousemens’ and other similar Encumbrances which have arisen in the ordinary course of business and with respect to which payment is not yet due or which are being contested in good faith and that do not materially impair the conduct of the businesses of the Company or the present use of the affected property; (ii) Encumbrances for Taxes not yet due and payable or contested in good faith; (iii) licenses of or other grants of rights to use Intellectual Property entered into in the ordinary course of business; and (iv) Encumbrances which are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“PIPV” shall have the meaning set forth in the first paragraph of this Agreement.

“PIPV-I” shall have the meaning set forth in the first paragraph of this Agreement.

“Policies” shall have the meaning set forth in Section 3.2(u).

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 2.4(c)(i).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.4(c)(iii).

“Preliminary NWC Statement” shall have the meaning set forth in Section 2.4(c).

“Products” means the formulations currently under development by the Company of indomethacin, diclofenac, and/or naproxen, including any modifications to these Products prior to regulatory approval.

“Purchase Price” shall have the meaning set forth in Section 2.4(h).

“Reference Net Working Capital” means $5,000,000.

“Regulatory Approvals” means the technical, medical, scientific and other applicable licenses, registrations, authorizations, approvals and other requirements of any Governmental Entity necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of the Products.

“Regulatory Authority” means the agency, if any, of the national government of any country with which a pharmaceutical or biological therapeutic product must be registered or by which a pharmaceutical or biological therapeutic product must be approved prior to its manufacture, use, or sale in such country, provided that with respect to countries in the European Union, the European Medicines Agency shall constitute such an agency with respect to each and every such country in addition to any agency of a national government of such country.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances.

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person’s and their Affiliates’ respective officers, directors, partners, counsel, accountants, financial advisors and consultants.

“Royalty and Milestone Dispute Notice” shall have the meaning set forth in Section 2.5(d).

“Royalty and Milestone Notice” shall have the meaning set forth in Section 2.5(b).

“Royalty and Milestone Payment Accountant” shall have the meaning set forth in Section 2.5(d)(i).

“Royalty and Milestone Payments” shall have the meaning set forth in Section 2.5(a).

“Sales” means gross revenues (whether in cash, securities or other consideration) from the sale or disposition of the Products by the Company, Buyer or any of their respective Affiliates (or their respective successors, assigns or licensees) (it being understood that Sales shall not give any effect to discounts to the price of the Products for bundled sales of the Products with any other product sold by the applicable Person).

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 5.3(a).

“Site” means any real properties currently or previously owned, leased or operated by: (a) the Company or its Subsidiaries; (b) any predecessors of the Company or its Subsidiaries; or (c) any entities previously owned by the Company or its Subsidiaries.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Sublicense” means any sublicense or other agreement of the Company or its Affiliates with a non-Affiliate permitting the commercial exploitation of any of the Products which is licensed to the Company or its Affiliates and sublicensed by the Company or its Affiliates for the manufacture, use or sale of the Products.

“Sublicense Revenues” shall have the meaning set forth in Section 2.5(a)(ii).

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. Notwithstanding the foregoing, Cardio shall not be deemed to be a Subsidiary of the Company.

“Survival Expiration Date” shall have the meaning set forth in Section 5.1(a).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, including any interest, addition of Tax or penalties related thereto.

“Tax Return” means any return, report, declaration, information return or other document (including any supporting information or schedule attached thereto) required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information.

“Trademarks” means all U.S. and foreign trademarks, service marks, trade names, trade dress, brand mark, brand name, corporate name, fictitious name, logo, symbol, slogan and internet domain names, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transfer Taxes” means all excise, sales, use, transfer (including real property transfer or gains), documentary, value added, stamp, filing, recordation and other similar Taxes.

“Transition Services Agreement” means the transition services agreement in substantially the form of Exhibit B to be entered into as of the date of this Agreement by and among Buyer, Cardio and the Company for the provision of services to Cardio by Buyer or its Affiliates (including the Company) for a period of up to twenty-four (24) months following the date of this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1 Purchase and Sale of Membership Interests.

(a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, assign and deliver to Buyer, all of the Membership Interests, free and clear of all Encumbrances (other than Encumbrances arising from actions of Buyer).

(b) At the Closing, Buyer shall pay to Sellers, in consideration for the purchase of the Membership Interests pursuant to Section 2.1(a), and allocated among Sellers in accordance with their Percentage Interest, (i) $66,250,000 in cash (the “Initial Purchase Price”), as adjusted by the Estimated Closing Adjustment pursuant to Section 2.4(b) (together, the “Closing Consideration”), less (ii) the Escrow Amount. The Closing Consideration is subject to adjustment following the Closing by the Final Working Capital Adjustment.

(c) Following the Closing, Buyer shall pay to Sellers the Royalty and Milestone Payments, if and when payable pursuant to the terms and subject to the conditions set forth in Section 2.5.

Section 2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at 10:00 a.m., New York City time, on the date of, and simultaneously with the execution and delivery of, this Agreement (the “Closing Date”).

(b) Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i) such documentation as may be reasonably required to evidence that the Membership Interests have been duly assigned or transferred to Buyer;

(ii) the Escrow Agreement, duly executed by Sellers;

(iii) the Transition Services Agreement, duly executed by Cardio and the Company;

(iv) such documentation evidencing the termination or assignment to Cardio of any employment agreement between the Company and each Cardio Employee set forth on Section 4.8(b)(i) of the Disclosure Letter, in each case in a form mutually acceptable to Sellers and Buyer, duly executed by the Company, the Cardio Employees, and in the case of an assignment, Cardio;

(v) release agreements of the Continuing Employees set forth on Section Section 2.2(b)(v) of the Disclosure Letter and the Cardio Employees set forth on Section 4.8(b)(i) of the Disclosure Letter in a form mutually acceptable to Sellers and Buyer, duly executed by such Continuing Employees and such Cardio Employees, respectively;

(vi) resignations of all managers, officers, authorized signatories and board members of the Company and its Subsidiaries who are employed by Drawbridge or its Affiliates; and

(vii) all other documents reasonably required to be delivered by Sellers on or prior to the Closing Date pursuant to this Agreement.

(c) Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(i) the Closing Consideration, by wire transfer of immediately available funds to Sellers in accordance with the percentage interest set forth below each Seller’s name on the signature pages hereto (the “Percentage Interest”), to an account specified by each such Seller, prior to Closing;

(ii) the Escrow Agreement, duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer;

(iv) all other documents reasonably required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

(d) Limited Liability Company Agreement. From and after the Closing, Sellers shall no longer be members of the Company, shall not be subject to any of the terms or provisions of the Company’s limited liability company agreement, as amended (the “LLC Agreement”), and shall have no further liabilities or obligations thereunder, provided, however, that all rights provided to Sellers and the members of the Board of Managers and officers of the Company under Section 6.8 of the LLC Agreement shall survive the Closing. Buyer shall take all appropriate actions to amend the LLC Agreement to reflect the transfer of the Membership Interests contemplated by this Agreement and to give effect to the provisions in the preceding sentence.

Section 2.3 Escrow Amounts. At the Closing, a portion of the Purchase Price in a amount equal to $3,400,000 (the “Escrow Amount”) shall not be paid to Sellers and instead shall be deposited by Buyer with the escrow agent (the “Escrow Agent”) designated in the Escrow Agreement (the “Escrow Fund”), which amount shall be used to satisfy any Losses of a Buyer Indemnified Party pursuant to Section 5.2. On the date that is six (6) months after the Closing Date, the Escrow Agent shall remit to Sellers any amounts remaining in the Escrow Fund in excess of $1,700,000, and all remaining amounts in the Escrow Fund shall be released to Sellers on the first anniversary of the Closing Date. The Escrow Agreement sets forth the terms described herein as well as the other terms upon which disbursements shall be made by the Escrow Agent. Sellers shall at all times be treated as owners of the Escrow Fund for Tax purposes. The Escrow Agreement will require the payments to Sellers from the Escrow Fund of funds in an amount equal to the amount of interest income earned by the Escrow Funds.

Section 2.4 Purchase Price Adjustment.

(a) Prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate of an officer of the Company setting forth its good faith estimate of the Net Working Capital immediately prior to the Closing (the “Estimated Net Working Capital”).

(b) The Initial Purchase Price shall be either (i) increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess, or (ii) decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess (such increase or decrease, as the case may be, being the “Estimated Closing Adjustment”).

(c) Within ninety (90) days following the Closing Date, Buyer shall deliver to Sellers the following (collectively, the “Preliminary NWC Statement”):

(i) an unaudited combined balance sheet of the Company and its Subsidiaries immediately prior to the Closing (the “Preliminary Closing Balance Sheet”), prepared by Buyer in accordance with the Closing Balance Sheet Principles;

(ii) a certificate of an officer of Buyer certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with the Closing Balance Sheet Principles; and

(iii) a reasonably detailed calculation by Buyer of Net Working Capital immediately prior to the Closing based on the Preliminary Closing Balance Sheet (the “Preliminary Net Working Capital”). Sellers agree to cooperate with Buyer in connection with the preparation of the Preliminary Closing Balance Sheet and to provide such relevant information and documents and access to its finance personnel as Buyer may reasonably request in connection therewith.

(d) Drawbridge shall have thirty (30) days following receipt of the Preliminary NWC Statement to review the Preliminary Closing Balance Sheet and the calculation of Preliminary Net Working Capital and to notify Buyer in writing if it disputes the amount of the Preliminary Net Working Capital set forth on the Preliminary NWC Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. Drawbridge shall provide a copy of any such Dispute Notice to PIPV and PIPV-I concurrently with delivery to Buyer.

(e) In connection with Drawbridge’s review, Buyer will, and will cause the Company to, provide to Drawbridge and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents in Buyer’s reasonable discretion and to furnish personnel of Buyer and its Subsidiaries with knowledge of information relevant to the preparation of the Preliminary Closing Balance Sheet and/or the determination of Net Working Capital as of the Closing Date, and any other information which Drawbridge reasonably requests (to the extent within the possession or control of Buyer or its Affiliates), and Buyer shall, and shall cause its Subsidiaries to, cooperate reasonably with Drawbridge and its Representatives in connection therewith.

(f) In the event that Drawbridge shall deliver a Dispute Notice to Buyer, the parties hereto shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and Preliminary Net Working Capital shall be made in accordance with the agreement of Buyer and Drawbridge. Buyer shall provide notice of any such adjustment to PIPV and PIPV-I. If Buyer and Drawbridge are unable to resolve any such dispute within thirty (30) days (or such longer period as Buyer and Drawbridge shall mutually agree in writing) of delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall consider only those items and amounts as to which Buyer and Drawbridge have disagreed within the time periods and on the terms specified above. The Independent Accounting Firm may rely only upon information submitted to it by Buyer or Drawbridge. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Buyer and Sellers a written report setting forth the resolution of each disputed matter within thirty days of submission of the Preliminary Closing Balance Sheet and Preliminary Net Working Capital to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.4(f) shall be shared equally by Sellers, on the one hand (in proportion to each Seller’s Percentage Interest), and Buyer, on the other hand. The Preliminary Closing Balance Sheet and the Preliminary Net Working Capital, (i) if no Dispute Notice has been timely delivered by Drawbridge, as originally submitted by Buyer, or (ii) if a Dispute Notice has been timely delivered by Drawbridge, as determined pursuant to the resolution of such dispute in accordance with this Section 2.4(f), shall be, respectively, the “Final Closing Balance Sheet” and the “Final Net Working Capital.”

(g) The “Final Working Capital Adjustment” shall be equal to (i) the Final Net Working Capital minus (ii) the Estimated Net Working Capital (it being understood that the Final Working Capital Adjustment may be either a positive or a negative number).

(h) The “Purchase Price” shall be equal to (i) the Closing Consideration plus (ii) the Final Working Capital Adjustment (it being understood that the amount referred to in clause (ii) may be either a positive or negative number).

(i) If the Final Net Working Capital exceeds the Estimated Net Working Capital, Buyer shall pay the amount of such excess to Sellers, in accordance with their respective Percentage Interest. If the Estimated Net Working Capital exceeds the Final Net Working Capital, Sellers shall pay, in accordance with their respective Percentage Interest, the amount of such excess to Buyer. Buyer or Sellers, as the case may be, shall, within five (5) Business Days after the determination of the Final Net Working Capital pursuant to Section 2.4(f), make payment to the other by wire transfer in immediately available funds of the amount payable by Buyer or Sellers, as the case may be, in accordance with this Section 2.4(i), together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to LIBOR Rate for such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.

Section 2.5 Royalty and Milestone Payments.

(a) Royalty and Milestone Events. In addition to the Purchase Price, Buyer shall pay, or cause to be paid, on a quarterly basis, for so long as there are any payments or proceeds whatsoever arising from the Products, by wire transfer of immediately available funds to an escrow account to be established by Drawbridge, which escrow account shall provide for payment to the Sellers and certain current and former employees of the Company, its Subsidiaries or Affiliates providing services to such Persons prior to the Closing, in accordance with Section 2.5(a) of the Disclosure Letter, the following additional nonrefundable payments (the “Royalty and Milestone Payments”), in accordance with Section 2.5(b):

(i) fifty percent (50%) of the Aggregate Payments up to an amount equal to $14,500,000 and five percent (5%) of the Net Sales thereafter; plus

(ii) in the event of a Sublicense, at the election of Buyer, either (A) fifty percent (50%) of the minimum royalties and all other royalty revenues of the Company or its Affiliates from Sublicenses (the “Sublicense Revenues”) or (B) $5,000,000 plus five percent (5%) of Sublicense Revenues.

(b) Delivery of Royalty and Milestone Notices and Payments. On or prior to the thirtieth (30th) day following the last day of any quarter during which a Royalty and Milestone Payment is due and payable to Sellers pursuant to Section 2.5(a), Buyer shall deliver to Sellers a written notice (“Royalty and Milestone Notice”), certified by an executive officer of the Company, setting forth (a) the total Aggregate Payments and Net Sales as of the end of such quarter and (b) Buyer’s determination of the amount of the applicable Royalty and Milestone Payments due under this Agreement, together with payment to Sellers of such Royalty and Milestone Payments determined by Buyer.

(c) Drawbridge’s Audit Rights. Buyer shall permit independent auditors of Drawbridge no more than once during any calendar year, upon no less than two (2) weeks’ advance notice and at such reasonable times and intervals and to such reasonable extent as Drawbridge shall request, an opportunity to examine and have access to the books, records, personnel and workpapers of Buyer, the Company and its Affiliates (to the extent applicable) in respect of matters relating to the Royalty and Milestone Payments for the purpose of verifying Aggregate Payments, Net Sales and Buyer’s compliance with Section 2.5(e) hereof. Buyer shall keep, and shall require its Affiliates (including the Company) to keep, for three (3) years from the date of each Royalty and Milestone Payment, complete and accurate records related to the foregoing matters in sufficient detail to allow them to be determined accurately. Drawbridge shall pay all audit costs and expenses unless an audit results in the discovery of an underpayment to Sellers equal to the greater of five percent (5%) of the applicable Royalty and Milestone Payment, if any, or $25,000, in which case, Buyer shall pay all costs and expenses.

(d) Royalty and Milestone Payment Disputes. In the event that Drawbridge does not agree with the calculation of any Royalty and Milestone Payment (including the amount of any reported Aggregate Payments and Net Sales), Drawbridge shall be entitled to give Buyer written notice (a “Royalty and Milestone Dispute Notice”) of such disagreement. Drawbridge shall provide a copy of any such Royalty and Milestone Dispute Notice to PIPV and PIPV-I concurrently with delivery to Buyer.

(i) In the event that Drawbridge shall deliver a Royalty and Milestone Dispute Notice to Buyer, Buyer and Drawbridge shall cooperate in good faith to resolve such dispute as promptly as practicable. If Buyer and Drawbridge are unable to resolve any such dispute within thirty (30) days (or such longer period as Buyer and Drawbridge shall mutually agree in writing) of Drawbridge’s delivery of such Royalty and Milestone Dispute Notice, such dispute shall be resolved by a mutually acceptable internationally recognized firm of independent certified public accountants (the “Royalty and Milestone Payment Accountant”), and such determination shall be final and binding on the parties.

(ii) The Royalty and Milestone Payment Accountant shall be instructed to use reasonable best efforts to deliver to Buyer and Sellers a written report setting forth the resolution of each disputed matter within sixty (60) days of submission of the applicable dispute to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Royalty and Milestone Payment Accountant in respect of its services pursuant to this Section 2.5(d) with respect to each disputed matter shall be borne by the party that is decided against in the dispute.

(e) Commercially Reasonable Efforts. After the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to use its commercially reasonable efforts to cause the satisfaction of the conditions to payment of each of the Royalty and Milestone Payments (and to seek to maximize the amounts of any such Royalty and Milestone Payments, as applicable); provided, that commercially reasonable efforts shall include the efforts and resources consistent with those which pharmaceutical companies generally use in the exercise of their reasonable business judgment to accomplish an equivalent task for such party’s own pipeline pharmaceutical products that are of similar market potential and stage of development as the Products. Buyer shall, and shall cause the Company and its Subsidiaries and any licensee marketing and promoting a Product to, use commercially reasonable diligence to develop, commercialize, market and sell the Products itself and/or through Affiliates or sublicensees; in accordance with the iCeutica License.

(f) Prosecution of Infringement Claims. Buyer shall inform Sellers promptly of any Infringement Claims. Buyer shall, itself or through the Company, use commercially reasonable efforts to pursue all reasonable Infringement Claims to non-appealable final judgment. To the extent that Buyer is successful in prosecuting any such Infringement Claim for the Products, any recoveries arising from such Infringement Claim shall be included in the calculation of Aggregate Payments and Net Sales and Buyer shall pay, or cause to be paid, to Sellers a Royalty and Milestone Payment in accordance with Section 2.5(a) on the date of resolution by a final decision of a Governmental Entity of competent jurisdiction from which no further appeal is possible, after the reimbursement of out-of-pocket legal fees and expenses incurred in connection with such Infringement Claim.

(g) Late Charges. All overdue Royalty and Milestone Payments shall be paid as soon as possible by Buyer, plus a late charge equal to two percent (2%) per annum above LIBOR on the last Business Day of the quarter in which such Royalty and Milestone Payments were to be made. Interest shall be calculated from the last day on which such Royalty and Milestone Payments were payable. Any portion of such Royalty and Milestone Payments that is being contested in accordance with Section 2.5(d) shall not be considered overdue.

Section 2.6 Certain Excluded Liabilities. Notwithstanding the fact that the transaction contemplated by this Agreement is structured as a purchase of the Membership Interests, Sellers acknowledge and agree that after the Closing, Buyer, the Company and the Company’s Subsidiaries shall have no liability or responsibility for the Excluded Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Sellers. Each Seller, solely as to itself, severally and not jointly, hereby represents and warrants to Buyer as follows:

(a) Due Organization and Good Standing of Sellers. Such Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Authorization of Transaction by Sellers. Such Seller has the requisite limited liability company or limited partnership power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or limited partnership action, as applicable, on the part of such Seller and no other limited liability company or limited partnership proceedings, as applicable, on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Buyer, the Company and the other Seller, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c) Ownership of Membership Interests. Such Seller has good and valid title to the Membership Interests held by such Seller, in an amount equal to its Percentage Interest, free and clear of all Encumbrances and such Membership Interests constitute all of the membership interests in the Company owned by such Seller. Such Seller has not granted a currently effective power of attorney or proxy to any Person with respect to all or any part of the Membership Interests owned by such Seller. Except for this Agreement and the LLC Agreement, such Seller is not a party to or bound by any agreement, undertaking or commitment to sell, transfer, assign, exchange, purchase or otherwise acquire any Membership Interest in the Company. Upon the transfer of such Seller’s Membership Interests to Buyer at the Closing,

Buyer will receive valid title to such Membership Interests, free and clear of any Encumbrances (other than Encumbrances arising from actions of Buyer). None of the Membership Interests held by such Seller are certificated.

(d) Governmental Filings. No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement by such Seller, except, as applicable, (i) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates, (ii) as set forth in Section 3.1(d) of the Disclosure Letter or (iii) such other Governmental Filings the failure of which to be obtained would not materially impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.

(e) No Conflict or Violation. Except as set forth in Section 3.1(e) of the Disclosure Letter, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) assuming all filings, authorizations, consents and approvals described in Section 3.1(d), Section 3.2(c) and Section 3.3(c) have been obtained or made, violate any applicable Law to which such Seller is subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Company Contract to which such Seller is a party; (iii) violate the certificate of formation or limited liability company agreement or limited partnership agreement, as applicable of such Seller; or (iv) result in the imposition or creation of any Encumbrance (other than Encumbrances arising from actions of Buyer) upon or with respect to the Membership Interests of such Seller, except with respect to the foregoing clauses (i), (ii) or (iv) as would not, individually or in the aggregate, materially impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.

(f) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Seller, threatened by or against such Seller (i) that may affect the business of the Company or any of the Membership Interests of such Seller or (ii) which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Such Seller is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.

(g) Broker’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, for which Buyer or the Company or any of its Subsidiaries have any liability.

Section 3.2 Representations and Warranties of the Company. Except as set forth in the Disclosure Letter, the Company represents and warrants to Buyer as follows:

(a) Due Organization and Good Standing of the Company. The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign entity and is validly existing or in good standing, where applicable, under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. The Company has requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and as proposed by the Company to be conducted as of the date hereof, except where the failure to have such power and authority would not have a Material Adverse Effect. Section 3.2(a) of the Disclosure Letter sets forth, for the Company, (i) its exact legal name; (ii) its business form, jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its registered agent and/or office in its jurisdiction of formation (if applicable); (vi) its members, managers and officers, indicating all current title(s) of each individual; (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since the Company’s date of formation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of the Company’s organizational documents, each as amended to date, have been delivered to Buyer.

(b) Subsidiaries. Section 3.2(b) of the Disclosure Letter contains a list of each Subsidiary of the Company, including its name, and its jurisdiction of incorporation or formation. Each Subsidiary of the Company is validly existing and in good standing in its jurisdiction of incorporation or formation and is validly existing or in good standing, as applicable (in each case, to the extent such concepts are recognized in the applicable jurisdiction), in all other jurisdictions in which it is qualified or authorized to do business (as customarily certified by the applicable Governmental Entity in respect of the entities registered in such jurisdictions), except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. Except as set forth in Section 3.2(b) of the Disclosure Letter, (A) all of the issued and outstanding shares or ownership interests of capital stock, partnership capital or equivalent of each Subsidiary of the Company is owned directly or indirectly by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances), and are duly authorized and validly issued, free of preemptive rights and (B) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock, partnership capital or equivalent of any Subsidiary of the Company (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or any Subsidiary of the Company). Section 3.2(b) of the Disclosure Letter sets forth, for each Subsidiary of the Company, (i) its exact legal name; (ii) its business form, jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its registered agent and/or office in its jurisdiction of formation (if applicable); (vi) its members, managers and officers, indicating all current title(s) of each individual; (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction

(if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such Subsidiary’s date of formation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of the organizational documents of each Subsidiary, each as amended to date, have been delivered to Buyer.

(c) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by the Company, except (i) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates, (ii) as set forth in Section 3.2(c) of the Disclosure Letter or (iii) such other Governmental Filings the failure of which to be obtained or made would not have a Material Adverse Effect.

(d) Capital Structure. All of the issued and outstanding Membership Interests have been duly authorized and are validly issued, non-assessable and free of any preemptive rights, rights of first refusal or similar rights, except as provided for in the LLC Agreement. Except as set forth in Section 3.2(d) of the Disclosure Letter, the Membership Interests owned by Sellers, and the interest in the Company owned by PIPV, the Company has no other equity interests authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding to which any Seller or the Company is a party or is bound that provide for the sale or issuance of any of the foregoing (other than this Agreement and the Letter Agreement). There are no restrictions on the transfer of the Membership Interests except as provided for in the LLC Agreement or as may be imposed by applicable federal and state securities laws. The Company does not have, directly or indirectly, any equity interest in or control of any other corporation, joint venture, partnership, limited liability company or other entity, other than the Subsidiaries of the Company.

(e) Financial Statements. The Company has delivered to Buyer a true and complete copy of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to year-end audit adjustments and the absence of notes thereto.

(f) No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Financial Statements (or the notes thereto), (b) as set forth in Section 3.2(f) of the Disclosure Letter or (c) for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on an unaudited balance sheet of the Company and its Subsidiaries.

(g) No Conflict or Violation. Except as set forth in Section 3.2(g) of the Disclosure Letter and except as to any matter the subject matter of which is covered by Sections 3.2(k), (m) and (i), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not (i) assuming all Governmental Filings described in Section 3.1(d), Section 3.2(c) and Section 3.3(c) have been obtained or made, violate any applicable Law to which the Company or its Subsidiaries are subject; (ii) assuming the accuracy of the representations and warranties covered in Section 3.3(j), require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Company Contract; (iii) violate the certificate of formation of the Company or the LLC Agreement; or (iv) result in the imposition or creation of any Encumbrance (other than Encumbrances arising from actions of Buyer), upon or with respect to any assets or other property owned or used by the Company, except with respect to the foregoing clauses (i), (ii) and (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Legal Proceedings. Except as set forth in Section 3.2(h) of the Disclosure Letter and except as to any matter the subject matter of which is covered by Section 3.2(1) and (m), as of the date of this Agreement, there are no Actions pending, or, to the Knowledge of the Sellers, threatened in any written notice addressed and delivered to the Company or its Subsidiaries which (i) if adversely determined, would have a Material Adverse Effect or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.2(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Entity which has had or would have a Material Adverse Effect, other than any judgment, decree, injunction or order that is generally applicable to all Persons or to Persons in businesses similar to those of the Company and its Subsidiaries.

(i) Real Property. Except for the leases set forth on Section 3.2(i) of the Disclosure Letter (the “Leased Real Property”), neither the Company nor its Subsidiaries owns or leases any real property. Neither the Company nor any Subsidiary has violated in any material respect any contractual or statutory provision relating to any Leased Real Property or its use. The leases of Leased Real Property are free from any Encumbrance except for Permitted Encumbrances.

(j) Taxes. Except as set forth in Section 3.2(j) of the Disclosure Letter: (i) all material Tax Returns required to be filed by or with respect to any activities of the Company or its Subsidiaries have been duly and timely filed (except those under valid extension); (ii) all material Taxes owed by either the Company or any Subsidiary have been timely paid (unless such Taxes are being contested in good faith); (iii) there is no action, suit, proceeding, investigation, claim or audit now pending against, or with respect to, the Company or any Subsidiary in respect of any material Taxes; (iv) the Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code; (v) there are no Encumbrances with respect to T axes on any of the Membership Interests of the Company and there are no Encumbrances with respect to Taxes on the Company’s assets, in each case, other than Permitted Encumbrances; and (vi) the Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid and have complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(k) Company Contracts.

(i) Section 3.2(k)(i) of the Disclosure Letter sets forth a true, complete and accurate list of Contracts in effect as of the date of this Agreement to which the Company or its Subsidiaries is a party, which are in the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Disclosure Letter:

(1) any employment, management consulting or similar agreement requiring payment by the Company or its Subsidiaries in excess of $100,000;

(2) any Contract evidencing Indebtedness to the Company or its Subsidiaries in excess of $50,000, or under which the Company or any of its Subsidiaries have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness in excess of $50,000, or has directly or indirectly guaranteed Indebtedness of any Person (other than the Company or its Subsidiaries) in excess of $50,000;

(3) any license or sublicense agreement pursuant to which (i) a third party authorizes the Company or its Subsidiaries to use any material Company Intellectual Property, other than software and other Intellectual Property that is generally commercially available, or (ii) the Company or its Subsidiaries have authorized any third party any rights to use any material Company Intellectual Property;

(4) Contracts (A) that involve or would reasonably be expected to involve annual payments, individually or in the aggregate, in excess of $100,000 or aggregate payments by the Company or any Subsidiary in excess of $200,000; (B) that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (C) that relate to the acquisition or disposition of any material business; or (D) that continue over a period of greater than one (1) year from the date hereof and that are not cancelable (without material penalty, cost or other liability) within three (3) months;

(5) any Contract with any Governmental Entity binding on the Company or its Subsidiaries;

(6) any Contract for any capital expenditure or leasehold improvement obligation of the Company or any Subsidiary in any one case in excess of $50,000 or in the aggregate in excess of $100,000;

(7) any Contract by the Company or any of its Subsidiaries that was entered into outside the ordinary course of business;

(8) any Contract that is otherwise material to the Company and its Subsidiaries as a whole and not otherwise disclosed pursuant to this Section 3.2(k); and

(9) any Contract containing a covenant not to compete that materially impairs the ability of the Company or any of its Subsidiaries (or that would be binding on Buyer or its Affiliates after the Closing) to freely conduct their business as such business is conducted on the date hereof in any geographic area or any material line of business.

(ii) (x) Each Company Contract (A) constitutes a valid and binding obligation of the Company or the Subsidiary party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary party thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (y) except as set forth in Section 3.2(k)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach of or default under any Company Contract, and (z) there are no required consents and approvals from third parties to the Company Contracts required to be obtained in connection with the transactions contemplated hereby, except, in each case set forth in clauses (x), (y) and (z), where such failure to be so valid, binding and enforceable, such breach or default, or the lack of any such consent or approval would not have a Material Adverse Effect.

(l) Compliance With Law; Permits.

(i) Except as set forth in Section 3.2(1) of the Disclosure Letter, to the Knowledge of the Sellers, as of the date of this Agreement, (A) the Company and its Subsidiaries have since January 1, 2009 operated and are currently operating their respective businesses in compliance with applicable Laws in all material respects, and (B) the development, manufacturing, marketing, distribution, sale and operation of the Products by the Company and its Subsidiaries has been in compliance with the Product registrations, Product specifications, and all applicable Laws and regulatory requirements, in each case, in all material respects. To the Knowledge of the Sellers, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) could reasonably be expected to result in a violation of, conflict with or failure on the part of the Company and/or its Subsidiaries to comply with, any Law in any material respect. Neither the Company nor its Subsidiaries have, since January 1, 2009, received written notice regarding any violation of, conflict with, or failure to comply with, any Law, in each case, in any material respect.

(ii) During the period from January 1, 2008 through the date hereof, (A) there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning concerning the Products manufactured, marketed, distributed or sold by the Company or its Subsidiaries or any product recall, market withdrawal or replacement conducted by or on behalf of any entity or Governmental Entity as a result of any alleged defect in such Products and (B) none of the Company or its Subsidiaries have, received any written correspondence or written notice from a Governmental Entity indicating or alleging that such Governmental Entity has commenced or threatened to initiate, any action to withdraw its approval or request the recall of any Product manufactured, marketed, distributed or sold by the Company or its Subsidiaries, or commenced or threatened to commence, any Action to enjoin the manufacture, marketing or distribution or sale of a Product by the Company or its Subsidiaries, which would result in a Material Adverse Effect.

(iii) Except as set forth in Section 3.2(1) of the Disclosure Letter, as of the date of this Agreement, all material approvals, permits and licenses of Governmental Entities, including material Regulatory Approvals (collectively, “Permits”) required for the Company and its Subsidiaries to conduct their business, as conducted on the date hereof and for the use and ownership of the assets owned or used by the Company and its Subsidiaries in the conduct of its business as of the date hereof, are in the possession of the Company or its Subsidiaries, as applicable, are in full force and effect and the Company and its Subsidiaries are operating in compliance therewith in all material respects. To the Knowledge of the Company, no such Permit will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. A complete and correct list of all Permits as of the Closing is set forth in Section 3.2(1) of the Disclosure Letter.

(m) Intellectual Property.

(i) Section 3.2(m)(i)(x) of the Disclosure Letter sets forth, for the Company Intellectual Property owned by the Company or its Subsidiaries, a list of all: (a) Patents; (b) Trademark registrations and applications (including internet domain name registrations); and (c) Copyright registrations and applications (identified by name, owner and, where applicable, serial or other identifying number, jurisdiction of registration, application, expiration date and title, if applicable). Except as set forth in Section 3.2(m)(i)(y) of the Disclosure Letter, the Company and its Subsidiaries own the entire right, title and interest to all Company Intellectual Property owned by the Company or its Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances. The Company has taken all actions reasonably necessary to prosecute all of the existing applications for Company Intellectual Property and to maintain all registrations of Company Intellectual Property in full force and effect, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any material rights to the Company Intellectual Property owned by the Company or its Subsidiaries.

(ii) With respect to material Company Intellectual Property not owned by the Company or its Subsidiaries, to the Knowledge of the Sellers, the Company or its Subsidiaries rightfully uses or otherwise enjoys such Company Intellectual Property pursuant to the terms of a valid and enforceable license or sublicense that is listed in Section 3.2(m)(ii) of the Disclosure Letter or that is a “shrink wrap” or similar commercially available end user license.

(iii) Except as set forth in Section 3.2(m)(iii) of the Disclosure Letter, all issuance, renewal, maintenance and other payments that are or have become due with respect to the material Company Intellectual Property owned by the Company or its Subsidiaries have been timely paid by or on behalf of the Company, all documents, certificates and other material in connection with such Intellectual Property have, for the purposes of maintaining such Intellectual Property, been filed in a timely manner with the relevant Governmental Entities, and all applicable material Company Intellectual Property owned by the Company or its Subsidiaries is in good standing, held in compliance with all applicable legal requirements and enforceable by the Company or its Subsidiaries.

(iv) Except as set forth in Section 3.2(m)(iv) of the Disclosure Letter, to the Knowledge of the Sellers, with respect to the material Company Intellectual Property owned by the Company or its Subsidiaries and material Company Intellectual Property licensed by the Company, (A) such Company Intellectual Property is enforceable and valid and (B) none of such Company Intellectual Property has been or is the subject of any threatened (in any written notice addressed and delivered to the Company or any of its Subsidiaries) Action (including with respect to Patents, Trademarks, Copyrights, inventorship challenges, interferences, reissues, reexaminations and oppositions) against the Company or any of its Subsidiaries or any order or other agreement materially restricting the use of any such Company Intellectual Property in connection with the exploitation by the Company (or any of its Subsidiaries, as applicable) of the Company Products or services in the Company’s business as currently conducted. Section 3.2(m)(iv) of the Disclosure Letter sets forth any and all settlement agreements to which the Company or any of its Subsidiaries is a party that materially restricts the use by the Company or any of its Subsidiaries of any material Company Intellectual Property owned by the Company or its Subsidiaries.

(v) Except as set forth in Section 3.2(m)(v) of the Disclosure Letter, as of the date of this Agreement, to the Knowledge of the Sellers, (A) the Company’s business as it has been and is now being conducted does not infringe or otherwise violate any Person’s Intellectual Property in any material respect, and there is no claim pending or threatened (in any written notice addressed and delivered to the Company or any of its Subsidiaries) against the Company or its Subsidiaries alleging such infringement or other violation, and (B) no Person is infringing or otherwise violating any Company Intellectual Property in any material respect, and no claims are pending or threatened against any Person by the Company or its Subsidiaries alleging such infringement or other violation.

(vi) Except as set forth in the agreements set forth in Section 3.2(m)(vi) of the Disclosure Letter (and any agreements for software or other Intellectual Property that is generally commercially available): (i) neither the Company nor its Subsidiaries is party to any Contracts with third parties that materially limit or restrict the use of the material Company Intellectual Property owned by the Company or its Subsidiaries or require any payments for the use of material Company Intellectual Property; and (ii) neither the Company nor its Subsidiaries has entered into any Contract granting any Person the right to control the prosecution of any of the material Company Intellectual Property owned by the Company or its Subsidiaries. Except for Permitted Encumbrances, there are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any material rights to any of the Company Intellectual Property.

(vii) The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve the confidentiality of the material Trade Secrets and other material confidential information included in the Company Intellectual Property.

(viii) The Company and its Subsidiaries have taken commercially reasonable efforts, consistent in all material respects with their internal policies and procedures, to protect personally identifiable information provided by the Company’s and its Subsidiaries’ customers from unauthorized disclosure or use.

(ix) All current and former employees, consultants and contractors of the Company and its Subsidiaries are subject to, and, to the Knowledge of the Sellers, are in compliance with, agreements regarding the protection of Intellectual Property. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the material Company Intellectual Property owned by the Company or its Subsidiaries.

(x) The execution and delivery of this Agreement by Sellers does not, and the consummation of the acquisition contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, result in the loss or material impairment of the Company’s and its Subsidiaries’ rights to own or use any Company Intellectual Property as owned or used by the Company and its Subsidiaries as of the date hereof.

(xi) No Seller owns any material Intellectual Property used in the Company’s businesses as currently conducted or that is otherwise necessary to manufacture, use and/or sell a Company Product as currently manufactured, used, or sold as of the Closing Date.

(n) Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, for which the Company or any of its Subsidiaries or Buyer have any liability.

(o) Books and Records. The Company maintains accurate books and records in all material respects reflecting its assets and liabilities and maintains proper internal accounting controls that provide reasonable assurance that: (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for the Company’s assets; (C) access to the Company’s assets is permitted only with management’s authorization; (D) the reporting of the company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Accurate and complete copies of the Company and its Subsidiaries’ minute books have been delivered to Buyer.

(p) Inventory. To the Knowledge of the Sellers, as of the Balance Sheet Date, except as reflected or reserved against in the Financial Statements (or the notes thereto), (a) all Inventory reflected on the accounts of the Company and its Subsidiaries (including materials, supplies, parts, work-in-process and finished goods) is of a quality and condition useable or saleable in all material respects in the ordinary course of business, (b) none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made (in accordance with GAAP) in the period since March 31, 2010, except as would not be material to the Company and its Subsidiaries, taken as a whole, and (c) all work-in-process and finished goods Inventory reflected on the accounts of the Company and its Subsidiaries is free of any material defect or other material deficiency.

(q) Accounts Receivable. Except (A) as would not be material to the Company and its Subsidiaries, taken as a whole, and (B) for accounts receivable in respect of transactions with Buyer and its Affiliates, as of the date of this Agreement, to the Knowledge of the Sellers, the accounts receivable of the Company as set forth on the Balance Sheet or arising since the date thereof, to the extent not paid in full by the account debtor prior to the date hereof, (i) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) are not subject to valid defenses, set-offs or counterclaims, and (iii) are collectible in accordance with their terms (except to the extent of any reserves as reflected on the Balance Sheet).

(r) Absence of Changes. Since the Balance Sheet Date through the date of this Agreement, and except as set forth in Section 3.2(r) of the Disclosure Letter, there has not been any (A) Material Adverse Effect; or (B) material damage, destruction or loss with respect to the property and assets of the Company, whether or not covered by insurance.

(s) Employee Matters.

(i) Section 3.2(s) of the Disclosure Letter sets forth a true, complete and accurate list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary is a party or has any liability, for the benefit of any present or former members, managers, employees, contractors or consultants of the Company or any Subsidiary.

(ii) Section 3.2(s) of the Disclosure Letter sets forth (a) a list of all members, managers and employees of the Company and its Subsidiaries (including title and position), and any consultants or contractors of the Company and its Subsidiaries who received payments for fiscal year 2009 in excess of $100,000, in each case, as of the date hereof, (b) the date of hire of all such members, managers, employees, contractors and consultants, (c) the work location of all such members, managers, employees, contractors and consultants and (d) the base compensation and 2009 annual bonus of each such member, manager, employee, contractor and consultant. Except as set forth in Section 3.2(s) of the Disclosure Letter, all such members, managers, employees, contractors and consultants of the Company or any Subsidiary may be terminated by the Company at any time with or without cause and without any severance or other liability to the Company or any Subsidiary. To the Knowledge of the Sellers, the individuals listed in Section 3.2(s) of the Disclosure Letter who are independent contractors have been properly characterized as independent contractors using the applicable rules and regulations of the Internal Revenue Service. Except as set forth in Section 3.2(s) of the Disclosure Letter, the Company and its Subsidiaries have paid or accrued all wages and compensation due to employees and former employees.

(t) Environmental. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i) Each of the Company and its Subsidiaries is and has been in compliance with, and has no liabilities under, any and all applicable or required (A) Environmental Permits; (B) Environmental Laws; or (C) the provisions of all leases pertaining to compliance with Environmental Laws.

(ii) To the Knowledge of the Sellers, no Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, under or migrating to or from any Site, which could give rise to an Environmental Action against or result in liability under Environmental Laws to the Company or any of its Subsidiaries.

(iii) There are no past, pending, or to the Knowledge of the Sellers threatened Environmental Actions against the Company or any of its Subsidiaries, and to the Knowledge of the Sellers, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Action against the Company or any of its Subsidiaries.

(u) Insurance. Section 3.2(u) of the Disclosure Letter sets forth (i) a true, complete and accurate list of each material insurance policy and fidelity bond which covers the Company, each Subsidiary or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained). Neither the Company nor any of its Subsidiaries has received any written notice of pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due under the Policies have been paid in full. Neither the Company nor any of its Subsidiaries have received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Company as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Knowledge of the Sellers, there are no defaults or events that, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. To the Knowledge of the Sellers, there are no threatened terminations of, or material premium increases with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

(v) Product Sales. Since March 31, 2010, there have been no warranty claims against the Company or its Subsidiaries with respect to any Company Products. The manufacture, sale, distribution, import or export of the Company Products by the Company or its Subsidiaries has been in conformity in all material respects with all applicable Laws, contractual commitments, specifications, and warranties. Except as would not have a Material Adverse Effect, there are no design, manufacturing or other defects, latent or otherwise, with respect to any of the Company Products manufactured, marketed, distributed or sold by the Company or its Subsidiaries prior to the date of this Agreement and such Company Products are not toxic when used in accordance with their intended use. Except as would not have a Material Adverse Effect, each Company Product that has been manufactured, sold, distributed, provided, shipped or licensed by the Company or its Subsidiaries prior to the date hereof contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(w) Suppliers. Section 3.2(w) of the Disclosure Letter sets forth a list of the suppliers of active pharmaceutical ingredient for the Company Products as of the Closing and any potential suppliers that the Company is engaged in material negotiations with to act as supplier of active pharmaceutical ingredient for the Company Products after the Closing.

(x) Gross Margin of Company Products Containing Methyldopa. Section 3.2(x) of the Disclosure Letter sets forth the gross margin of the Company Products containing the chemical compound methyldopa for the twelve (12) month period ending on March 31, 2010.

Section 3.3 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers and the Company as follows:

(a) Due Organization and Good Standing of Buyer. Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction by Buyer. Buyer has requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers and the Company, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (i) Governmental Filings under any applicable antitrust or other competition Law and (ii) Governmental Filings, the failure of which to be obtained or made would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d) No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) assuming all filings, authorizations, consents and approvals described in Section 3.1(d), Section 3.2(c) and Section 3.3(c) have been obtained or made, violate any applicable Law to which Buyer is subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party; or (iii) violate the certificate of incorporation or by-laws of Buyer, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(e) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(f) Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Membership Interests. Buyer confirms that it can bear the economic risk of its investment in the Membership Interests and can afford to lose its entire investment in the Membership Interests, has been furnished the materials relating to Buyer’s purchase of the Membership Interests which it has requested, and Sellers have provided Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Buyer is acquiring the Membership Interests for investment and not with a view toward or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Membership Interests. Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under the Securities Act of 1933.

(g) Solvency. Each of Buyer and the Company and its Subsidiaries shall be Solvent following the Closing, after giving effect to the transactions contemplated in this Agreement, including any Indebtedness incurred in connection therewith.

(h) Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, for which the Company, Sellers or any of their Subsidiaries have any liability.

(i) Compliance With Law; Permits. To the knowledge of Buyer, as of the date of this Agreement, Buyer and its Subsidiaries are operating their respective businesses in compliance with applicable Laws, except to the extent any non-compliance therewith would not materially impair or delay consummation of the transactions contemplated by this Agreement. To the knowledge of Buyer, as of the date of this Agreement, all Permits required for Buyer and its Subsidiaries to conduct their business, as conducted on the date hereof, are in the possession of Buyer or its Subsidiaries, as applicable, are in full force and effect and Buyer and its Subsidiaries are operating in compliance therewith, except for such Permits the failure of which to possess or with which to be in compliance would not materially impair or delay consummation of the transactions contemplated by this Agreement.

(j) Certain Additional Matters. Upon Closing, Buyer will have at least the same financial capability and pharmaceutical experience and expertise as the Company. Neither Buyer nor any of its Subsidiaries (i) has been debarred or is subject to debarment pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or is the subject of a conviction described in such section or (ii) is a prohibited party identified on any list issued by the U.S. Department of Treasury and/or the U.S. Department of Commerce.

(k) Knowledge. PIPV does not have knowledge of any facts or circumstances existing on or prior to the effective date of the termination of the Sourcing and Management Agreement, dated March 15, 2007, as amended on January 29, 2008, among the Company, Seller and PIPV, that would give rise to any breach of any representation or warranty made by the Company under this Agreement.

Section 3.4 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 3.1 and Section 3.2, neither Sellers nor any other Person on behalf of Sellers or any of their respective Affiliates makes any express or implied representation or warranty with respect to Sellers, the Company or any of their respective Affiliates or with respect to any other information provided to Buyer, its Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement.

(b) Except for the representations and warranties contained in Section 3.3, neither Buyer nor any other Person on behalf of Buyer or any of their respective Affiliates makes any express or implied representation or warranty with respect to Buyer or any of its Affiliates or with respect to any other information provided to Sellers or their Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Publicity. Buyer and Drawbridge shall communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. No public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent of Buyer and Drawbridge, except as such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.2 Confidentiality.

(a) Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect in accordance with its terms.

(b) From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to keep confidential and not use for any purpose all non-public information regarding Sellers or their Affiliates (other than the Company and its Subsidiaries) of which the Company and its Subsidiaries may be aware.

(c) From and after the Closing, Sellers shall, and shall use their reasonable efforts to cause its Affiliates to, hold in confidence all non-public information and documents relating to the Company’s and its Subsidiaries’ businesses, except (i) to the extent required by applicable Law or legal process, (ii) in any report, statement, testimony or other submission to any Governmental Entity, (iii) for information or documents that are available to the public on the Closing Date or thereafter become available to the public other than as a result of a breach of this Section 4.2(c), (iv) information or documents that, after the Closing Date, are independently developed by Sellers or their Affiliates or, information or documents that, after the Closing Date, are lawfully and in good faith made available or known to Sellers or their respective Affiliates by a Person not connected with Buyer or its Affiliates, as applicable, and without an obligation of confidence to such party, or (v) for disclosures for Tax purposes or to a Seller’s or its Affiliates’ professional advisors who are under obligations of confidentiality with respect to such information.

Section 4.3 Access to Information: Tax Matters.

(a) Access to Information. After the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Sellers and their Representatives access, during normal business hours, such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for financial reporting, legal, regulatory and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action.

(b) Preparation and Filing of Tax Returns. The Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Company, if any, including for Tax periods which begin before the Closing Date and end after the Closing Date.

(c) Allocation of Taxes.

(i) Sellers shall pay all Taxes arising out of the operations of the Company or its Affiliates or the ownership of their assets with respect to transactions or periods (or portions thereof) ending on or prior to the Closing Date in proportion to their respective Percentage Interest.

(ii) In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, the allocation of such Taxes shall be made on the basis of an interim closing of the books as of the Closing Date, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(d) Cooperation in Filing Tax Returns. Buyer and Sellers shall, and shall each cause its subsidiaries and Affiliates (to the extent under its control) to provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Buyer will retain, or cause the Company to retain, all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company or the assets for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (including any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them, provided that such party shall give to the other party written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(e) Payment of Transfer Taxes and Fees. Sellers shall (in the aggregate) pay fifty percent (50%) of all Transfer Taxes in proportion to their respective Percentage Interest, if any, and Buyer shall pay fifty percent (50%) of all Transfer Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement. The party that is legally required to file Tax Returns with respect to all such Transfer Taxes shall file all such necessary Tax Returns with respect to all such Transfer Taxes, and, to the extent required by applicable Law, the other parties shall, and shall cause their Affiliates (to the extent under their control) to, reasonably cooperate in the filing of any such Tax Returns and join in the execution of any such Tax Returns.

(f) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements, if any, between the Company and any third party shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to Sellers or their Affiliates, Governmental Entity or other Person pursuant to any such agreement or arrangement for any past or future period.

(g) Tax Treatment of the Buy-Sell of the Membership Interests. For Tax purposes, the parties agree that Sellers will be treated as selling the Membership Interests and Buyer will be treated as buying the assets of the Company, and the Company’s status as a partnership for tax purposes will terminate on the Closing Date in accordance with Rev. Ruling 99-6 (Situation 2).

Section 4.4 Filings and Authorizations. Sellers and Buyer agree that they shall, and shall cause their respective Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Sellers and Buyer agree to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

Section 4.5 Insurance. Buyer acknowledges that all insurance coverage for the Company and its Subsidiaries under policies of Sellers and their Affiliates shall terminate as of the Closing and, following the Closing, no claims may be brought against any policy of Sellers and their Affiliates in respect of the Company or its Subsidiaries regardless of whether the events underlying such claim arose prior to or after the Closing.

Section 4.6 Use of Certain Marks. Drawbridge shall cause Cardio and its Subsidiaries to, in no event later than the third (3rd) anniversary of the Closing Date, cease to (i) make any use of any names or Trademarks that include the terms (A) “Iroko” or any other Trademark set forth in Section 4.6 of the Disclosure Letter, and (B) any names or Trademarks related thereto or containing or comprising the foregoing, including any names or Trademarks confusingly similar thereto or dilutive thereof (the “Iroko Marks”), and (ii) hold themselves out as having any affiliation with Buyer or the Company or any of their current or former Affiliates. In furtherance thereof, in no event later than the third (3rd) anniversary of the Closing Date, Drawbridge shall cause Cardio and its Subsidiaries to (i) remove, strike over or otherwise obliterate all Iroko Marks from all assets and other materials owned by Cardio and its Subsidiaries, including, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, and (ii) take such steps necessary to amend Cardio’s organizational documents to no longer include “Iroko.” Any use by Drawbridge, Cardio and their Subsidiaries of the Iroko Marks as permitted in this Section 4.6 is subject to their use of the Iroko Marks in a form and manner, and with standards of quality, of that in effect for the Iroko Marks as of the Closing Date. Drawbridge shall cause Cardio and its Subsidiaries not to use the Iroko Marks in a manner that would reasonably be expected to reflect negatively on the Iroko Marks or on Buyer or its Affiliates. Buyer shall have the right to terminate the foregoing license, effective immediately, if Drawbridge, Cardio or their Subsidiaries fail to comply with the foregoing terms and conditions. Drawbridge shall indemnify and hold harmless Buyer and any of its Affiliates for any Losses arising from or relating to the use by Drawbridge, Cardio and their Subsidiaries of the Iroko Marks pursuant to this Section 4.6.

Section 4.7 Release. Notwithstanding anything contained in this Agreement to the contrary, each Seller, on its own behalf and on behalf of its successors and permitted assigns, effective as of the Closing, hereby releases and forever discharges the Company and its Subsidiaries and their respective directors, officers and Affiliates for and from any claims which such Seller ever had, now has, or hereafter can, shall or may have against the Company and its Subsidiaries and their respective directors, officers and Affiliates for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date. The foregoing provisions of this Section 4.7 shall not apply to claims arising out of, resulting from or relating to this Agreement or any obligations of the Company or any Subsidiary thereof to its directors and officers pursuant to the LLC Agreement or any other applicable organizational documents.

Section 4.8 Employee Matters

(a) Except as set forth in Section 4.8(b), each employee of the Company and its Subsidiaries as of immediately prior to the Closing shall continue to be employed by the Company or its Subsidiaries immediately following the Closing (each such employee, a “Continuing Employee”) on the same terms and conditions as in effect with respect to each such Continuing Employee immediately prior to the Closing; provided that nothing contained herein shall prohibit the Company, Buyer or any of their respective Affiliates from amending or terminating any benefit plan, program or arrangement in accordance with the terms thereof or terminating any Continuing Employee for any reason following the Closing. Notwithstanding the foregoing, except as set forth in Section 4.8(a) of the Disclosure Letter, the Continuing Employees shall not be entitled to participate in any benefit plan, program or arrangement maintained by Seller or its Affiliates (other than the Company and its Subsidiaries) as of immediately prior to the Closing.

(b) Section 4.8(b) of the Disclosure Letter sets forth a list of ten (10) individuals employed by the Company or its Subsidiaries as of immediately prior to the Closing who will, as of the Closing, or may thereafter as contemplated by this Section Section 4.8(b), be employed by Cardio (the individuals becoming employed by Cardio as of or after the Closing, the “Cardio Employees”). Such Persons shall be treated in the following manner:

(i) Section 4.8(b)(i) of the Disclosure Letter sets forth a list of individuals employed by the Company or its Subsidiaries as of immediately prior to the Closing whose employment will be transferred to Cardio as of the Closing, as mutually agreed upon in good faith by Drawbridge and Buyer prior to the date hereof. In the event that any such Person listed on Section 4.8(b)(i) of the Disclosure Letter has not agreed to the assignment of his or her employment agreement to Cardio as of the Closing, it is agreed and acknowledged that such Person’s employment with the Company shall be terminated effective immediately prior to the Closing and any severance and any obligations to issue equity or equity equivalents owed to such Person shall be Excluded Liabilities that are the responsibility of Sellers after the Closing.

(ii) Section 4.8(b)(ii) of the Disclosure Letter sets forth a list of individuals employed by the Company or its Subsidiaries who will be deemed to be Continuing Employees after the Closing; provided, however, that Drawbridge shall be allowed to engage in good faith negotiations with such Persons for fourteen (14) days after the Closing to become employees of Cardio. In the event that such Persons become employed by Cardio during such fourteen (14) day period they will be deemed Cardio Employees as of such time and cease to be Continuing Employees as of such time.

(iii) Section 4.8(b)(iii) of the Disclosure Letter sets forth a list of individuals employed by the Company or its Subsidiaries who will remain as employees of the Company or its Subsidiaries for up to fourteen (14) days after the Closing. During such period (A) representatives of Cardio or Drawbridge shall be allowed to engage in good faith negotiations with such Persons to become employees of Cardio and (B) Drawbridge shall cause Cardio to promptly (but in no event later than ten (10) Business Days following receipt of a related reimbursement request) reimburse Buyer and the Company for any wages, benefits or other compensation paid (whether during or after such period) to such Persons with respect to such period. In the event that any such Person listed on Section 4.8(b)(iii) of the Disclosure Letter has not agreed to an employment arrangement with Cardio at the expiration of the fourteen (14) day period commencing as of the Closing, it is agreed and acknowledged that such Person’s employment with the Company shall be terminated effective immediately and any severance and obligations to issue equity or equity equivalents owed to such Persons shall be Excluded Liabilities that are the responsibility of Sellers after the Closing. In the event that such Persons become employed by Cardio during such fourteen (14) day period they will be deemed Cardio Employees as of such time; provided, however, that any such offer of employment with Cardio shall include a requirement that such Persons execute a release agreement substantially in the form delivered to such Persons prior to the Closing. Notwithstanding anything to the contrary contained herein, in no event shall any Person set forth on Section 4.8(b)(iii) of the Disclosure Letter be treated as a Continuing Employee at any time after the Closing.

(c) Buyer shall cause the Company to use commercially reasonable best efforts for one hundred twenty (120) days after the Closing Date to obtain release agreements for all Continuing Employees who are not set forth on Section 2.2(b)(v) of the Disclosure Letter, in the form agreed to by Sellers and Buyer at Closing. Drawbridge agrees that the terms and conditions of such release agreements (including any consideration offered therein) shall not be altered without the prior written consent of Buyer and the offer set forth in such release agreement shall not be withdrawn during the one hundred twenty (120) day period after the Closing Date. Buyer is solely responsible for and hereby releases and forever discharges the Company, Cardio, Drawbridge, Iroko Pharmaceuticals, LLC and each of their parents, subsidiaries, divisions, affiliated entities, and each of their insurers, members, investors, present and former officers, directors, trustees, employees, agents, representatives, attorneys, and consultants, and each of their predecessors, affiliates, successors and assigns, whether in their individual or official capacities, and each of their current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees, in their official and individual capacities, as well as any and all past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually (collectively, the “Released Parties”), of and from any and all manner of claims, demands, actions, complaints, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, rights, promises, agreements, controversies, obligations, or demands of any kind whatsoever, that Buyer has or might have against the Released Parties, whether known or unknown, suspected or unsuspected, at this time, at law in equity, contract or tort, from the beginning of time through the date of this Agreement, arising out of or relating to John Vavricka, Rohit Mehta, Joe Crea, Walter Rahn or any of the Continuing Employees.

ARTICLE V

SURVIVAL; INDEMNIFICATION

Section 5.1 Survival.

(a) Except as set forth in Section 5.1(b), all representations and warranties contained herein shall survive the Closing and terminate upon the twelve (12) month anniversary of the Closing Date (the “Survival Expiration Date”).

(b) The representations and warranties of Sellers contained in Sections 3.1(a) (Due Organization and Good Standing of Sellers), 3.1(b) (Authorization of Transaction by Sellers), 3.1(c) (Ownership of Membership Interests) and 3.1(g) (Brokers’ Fees), the representations and warranties of the Company contained in Sections 3.2(a) (Due Organization and Good Standing of the Company), Section 3.2(b) (Subsidiaries), 3.2(d) (Capital Structure) and 3.2(m)(i) (Broker’s Fees), and the representations and warranties of Buyer contained in Sections 3.3(a) (Due Organization and Good Standing of Buyer), 3.3(b) (Authorization of Transaction by Buyer) and 3.3(h) (Broker’s Fees) shall survive the Closing indefinitely. The representations and warranties of Sellers contained in Section 3.2(j) (Taxes) and 3.2(t) (Environmental) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(c) All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall terminate upon the Survival Expiration Date or the survival date otherwise specified in Section 5.1(b).

Section 5.2 Obligations of Sellers.

(a) Subject to the terms of this Article V and Section 6.14, each Seller severally (as to its representations, warranties and covenants and, in the case of the representations and warranties of the Company set forth in Section 3.2, in proportion to its Percentage Interest) and not jointly agrees to indemnify and hold harmless Buyer, its Affiliates (including, following the Closing, the Company), and their respective officers, directors, partners, members, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against losses, damages, liabilities, claims (including third party claims), charges, costs and expenses (including reasonable legal, consulting, accounting and other professional fees), interest, penalties, Taxes, judgments and settlements actually incurred (collectively, “Losses”) resulting from, arising out of, or incurred by a Buyer Indemnified Party by reason of: (i) any breach of any of the representations or warranties of Sellers or the Company in this Agreement as of the date of this Agreement (except for representations and warranties that expressly speak as of an earlier date, in which case, as of such specified date), (ii) any breach in any material respect of any of the covenants or agreements of Sellers or the Company in this Agreement after the Closing and (iii) the Excluded Liabilities, except in the case of clause (i) hereof for any Losses to the extent that PIPV or any of its Affiliates had knowledge of the facts or circumstances giving rise to any such breach prior to the effective date of the termination of the Sourcing and Management Agreement, dated March 15, 2007, as amended on January 29, 2008, among the Company, Seller and PIPV.

(b) The obligation of Sellers to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Sellers shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 5.2(a)(i) (other than in cases of fraud or Losses relating to Sections 3.1(b), 3.1(c), 3.2(b) or 3.2(c)) unless the aggregate amount of Losses incurred by Buyer Indemnified Parties in respect of claims against Sellers for indemnification under Section 5.2(a)(i) exceeds $500,000 (the “Basket”); and then Sellers shall be liable only for the amount of such Losses in excess of the Basket and (ii) in no event shall the aggregate amount of Losses for which Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 5.2(a)(i) (other than in cases of fraud or Losses relating to Sections 3.1(b), 3.1(c), 3.2(b) or 3.2(c)) exceed fifteen percent (15%) of the Closing Consideration (the “Cap”)

(c) Amounts payable to any Buyer Indemnified Party shall be first satisfied out of the Escrow Fund in accordance with Section 2.3 and the Escrow Agreement and thereafter payable by Sellers (in accordance with their respective Percentage Interest) to such Buyer Indemnified Party.

Section 5.3 Obligations of Buyer.

(a) Subject to the terms of this Article V and Section 6.14, Buyer agrees to indemnify and hold harmless Sellers, the Company, their Affiliates, and their respective officers, directors, partners, members, employees, agents and representatives (each a “Seller Indemnified Party”) from and against Losses resulting from, arising out of, or incurred by any Seller Indemnified Party by reason of: (i) any breach of any of the representations or warranties of Buyer in this Agreement as of the date of this Agreement (except for representations and warranties that expressly speak as of an earlier date, in which case, as of such specified date) and (ii) any breach in any material respect of any of the covenants or agreements of Buyer in this Agreement after the Closing.

(b) The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 5.3(a)(i) (other than in cases of fraud or Losses relating to Section 3.3(b)) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of claims against Buyer for indemnification under Section 5.3(a)(i) exceeds the Basket, and then Buyer shall be liable only for the amount of Losses in excess of the Basket; and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 5.3(a)(i) of this Agreement (other than in cases of fraud or Losses relating to Section 3.3(b)) exceed the Cap.

Section 5.4 Indemnification Procedures.

(a) In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnity hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability, in a manner indicating in reasonable detail the nature of the claim, an estimate of the maximum amount of such claim and the basis thereof (the “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability, and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof.

(b) If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnified Party shall have the right to participate in any such defense but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the Indemnifying Party and the Company also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

(c) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit receivable by the Indemnified Party with respect to such Losses.

(d) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article V (i) to the extent that such person has already recovered such amount under any other provision of this Agreement, (ii) in the case of any Buyer Indemnified Party, to the extent any Losses were primarily caused by any Buyer Indemnified Party’s, or, in the case of any Seller Indemnified Party, to the extent any Losses were primarily caused by any Seller Indemnified Party’s (x) misrepresentation or breach of warranty, covenant or agreement, (y) gross negligence or intentional misconduct or (z) actions or omissions at or following Closing.

(e) Any Indemnified Party that has made a claim for indemnification pursuant to this Section 5.4 shall use its reasonable best efforts to mitigate any Losses in respect thereof and to recover all amounts payable by any Person (including pursuant to any insurance policy or contractual indemnity) with respect to such Losses.

(f) The remedies provided in this Article V shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement and the transactions contemplated by this Agreement.

(g) For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Buyer and Sellers. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.2 Choice of Law. This Agreement shall be governed by, construed and interpreted in accordance with the Laws of the State of New York (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), without regard to its rules regarding conflicts of law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 6.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 6.4; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Brox Acquisition Co.

Navy Yard Corporate Center

One Crescent Dr., Suite 400

Philadelphia, PA 19112

Attn:     President

Fax:      (267) 765-3221

with copies, in the case of notice to Buyer, to:

Andrews Kurth LLP

111 Congress Ave., Suite 1700

Austin, TX 78701

Attn:     Carmelo Gordian

Fax:      (512) 542-5227

If to Sellers:

Drawbridge:

Drawbridge Iroko Holdings LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attn:     Dean Dakolias

Fax:      (212) 798-6099

with copies, in the case of notice to Sellers, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:     Thomas W. Greenberg, Esq.

Fax:      (212) 735-2000

PIPV or PIPV-I:

Phoenix IP Ventures LLC

2005 Market Street, Suite 2030

Philadelphia, PA 19103

Attn:   Osagie Imasogie

Fax:   (267)765-3221

Section 6.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 6.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. The fees and expenses of counsel, accountants, brokers and other third party advisors incurred by the Company, Sellers or any of their respective Affiliates at the Closing in connection with the transactions contemplated by this Agreement, including the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the Company.

Section 6.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that, other than with respect to Section 4.1, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement.

Section 6.8 Interpretation.

(a) When a reference is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d) References to “dollars” or “$” are to U.S. dollars.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f) A reference to any party to this Agreement or other agreement or document shall include such party’s predecessors, successors, sublicensees and permitted assigns.

(g) Reference to any Law means such Law, as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(h) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 6.9 Disclosure. Any matter disclosed in any Section of the Disclosure Letter shall be considered disclosed with respect to each other Section of the Disclosure Letter to the extent reasonably apparent on its face to be applicable thereto. The inclusion of information in any Section of the Disclosure Letter shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

Section 6.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Sellers and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.11 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except for Section 5.2 and 5.3, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 6.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to secure or post any bond in connection with such remedy. The parties further agree that by seeking the remedies provided for in this Section 6.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted.

Section 6.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 6.14 No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE

UNDER THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT OTHER THAN (I) TO THE EXTENT RECOVERED AGAINST AN INDEMNIFIED PARTY BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM OR (II) IN CASES OF FRAUD OR WILLFUL BREACH OF THIS AGREEMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES OTHER THAN (A) TO THE EXTENT RECOVERED AGAINST AN INDEMNIFIED PARTY BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM OR (B) IN CASES OF FRAUD OR WILLFUL BREACH OF THIS AGREEMENT.

Section 6.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 6.16 Remedies. Notwithstanding any other provision of this Agreement, each representation and warranty that speaks as to a specific matter shall be the sole and exclusive representation and warranty of Sellers or the Company, as applicable, relating to, and shall be the sole and exclusive basis for any claim by Buyer in relation to, such matter.

Section 6.17 No Right of Setoff. No party hereto nor any Affiliate thereof may deduct from, set-off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed hereunder by such Persons to the other party hereto or any of such other party’s Affiliates.

Section 6.18 Waiver of Conflict and Counsel. Each party to this Agreement acknowledges that AK has represented PIPV and PIPV-I, Skadden has represented Drawbridge and AK and Skadden have each in the past performed and may continue in the future to perform legal services for the Company in matters unrelated to the transactions contemplated by this Agreement. Each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the transactions contemplated herein, AK has represented PIPV and PIPV-I and Skadden has represented Drawbridge and in each case not any other party to this Agreement; and (c) gives its informed consent to AK’s representation of PIPV and PIPV-I and Skadden’s representation of Drawbridge in the transactions contemplated by this Agreement and AK’s and Skadden’s previous or continuing representation of one or more other party to this Agreement or their affiliates, including the Company, in matters unrelated to such transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day, month and year first above written.

BUYER:
BROX ACQUISITION CO.

By:

	Name:	Osagie Imasogie
	Title:	President

COMPANY:

IROKO HOLDINGS LLC

By:
Name:
Title:

SELLERS:

DRAWBRIDGE IROKO HOLDINGS LLC

Percentage Interest: 99.3%

By:
Name:
Title:

PHOENIX IP VENTURES-I LP
By: PHOENIX IP VENTURES LLC, its general partner

Percentage Interest: 0.699%

By:

	Name:	Osagie Imasogie
	Title:	Senior Managing Partner

[Signature Page in Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day, month and year first above written.

BUYER:
BROX ACQUISITION CO.

By:
Name:
Title:

COMPANY:

IROKO HOLDINGS LLC

By:

Name:
Title:

SELLERS:

DRAWBRIDGE IROKO HOLDINGS LLC

Percentage Interest: 99.3%

By:

Name:
Title:

PHOENIX IP VENTURES-I, LP
By: PHOENIX IP VENTURES LLC, its general partner

Percentage Interest: 0.699%

By:
Name:
Title:

[Signature Page to Purchase Agreement]